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EXHIBIT 21

COMMSCOPE, INC. SUBSIDIARIES

Name	State of Incorporation
CommScope, Inc. (Registrant)	Delaware
CommScope, Inc. of North Carolina	North Carolina
CommScope Nevada, LLC	Nevada
Cable Transport, Inc.	North Carolina
CommScope Optical Technologies, Inc.	Delaware
CommScope International Holdings, LLC	Delaware
CommScope Solutions Holdings, Inc.	Delaware
CommScope Solutions, Inc.	Delaware
Connectivity Solutions Manufacturing, Inc.	Delaware

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COMMSCOPE, INC. SUBSIDIARIES